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Exhibit 5.1

                      February 9, 2004

MSW Energy Holdings II, LLC
MSW Energy Finance Co. II, Inc.
UAE Ref-Fuel II Corp.
c/o DLJ Merchant Banking Partners
Eleven Madison Avenue, 16th Floor
New York, NY 10010

Ladies and Gentlemen:

        We have acted as counsel to MSW Energy Holdings II LLC, a Delaware limited liability company ("MSW Energy II"), MSW Energy Finance Co. II, Inc., a Delaware corporation ("MSW Energy Finance II" together with MSW Energy II, the "Issuers") and UAE Ref-Fuel II Corp (the "Guarantor"), in connection with the preparation and filing with the Securities and Exchange Commission of the Issuers' Registration Statement on Form S-4 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $225,000,000 aggregate principal amount of the Issuers' 7 3/8% Senior Secured Notes due 2010 (the "Notes") to be issued under an indenture dated as of November 24, 2003 by and among the Issuers and Wells Fargo Bank Minnesota, National Association as trustee (the "Trustee") as amended by the First Supplemental Indenture dated as of December 12, 2003 by and among the Issuers, the Guarantor and the Trustee (the "Indenture"). The Notes will be unconditionally guaranteed on a senior secured basis by the Guarantor pursuant to the guarantee contained in the Indenture (the "Guarantee").

        In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Indenture, the form of the Notes included in the Indenture filed as Exhibit 4.3 to the Registration Statement, the form of Guarantee set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantor, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

        In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuers and the Guarantor. In addition, we have assumed the Notes and the Guarantee will be executed and delivered substantially in the form examined by us.

        Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

          1.    The Notes have been duly authorized, and, when duly executed on behalf of the Issuers, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

          2.    The Guarantee has been duly authorized, and, when duly executed on behalf of the Guarantor, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

        The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

        We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

                      Very truly yours,

                      /s/ Weil, Gotshal & Manges LLP

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  Exhibit 5.1